Exhibit 5.1

  TRI-CITIES
  TENNESSEE/VIRGINIA
  100 MED TECH PARKWAY
  SUITE 200
  JOHNSON CITY, TENNESSEE
  37604
  PHONE:  423.928.0181
  FAX:  423.928.5694
  KINGSPORT:  423.246.6191
  MAILING ADDRESS:
  P.O. BOX 3038
  JOHNSON CITY, TENNESSEE
  37602

www.bakerdonelson.com

December 23, 2010

Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway, Suite A
Knoxville, Tennessee 37931

Re:	Registration of Securities by Provectus Pharmaceuticals, Inc. (the "Company")

Ladies and Gentlemen:

We have acted as counsel for Provectus Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the Company's filing of its Registration Statement on Form S-3 (File No. 333-167906) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

This opinion is being furnished to you in connection with (i) the initial issuance and sale of 1,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), together with warrants ("Warrants") to purchase 500,000 shares of the Common Stock, and (ii) the issuance and sale thereafter of up to Thirty Million Dollars ($30,000,000) of the Common Stock under the Company's Registration Statement, the base prospectus, dated July 12, 2010, included in the Registration Statement at the time it originally became effective (the "Base Prospectus"), and the prospectus supplement filed by the Company with the Commission under Rule 424(b)(5) of the Securities Act on or about the date hereof (the "Prospectus Supplement" and together with the Base Prospectus, in the form in which they were first filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act being referred to as the "Prospectus").  Such shares of the Common Stock and the Warrants are being sold to Lincoln Park Capital Fund, LLC ("Lincoln Park") pursuant to that certain Purchase Agreement dated as of December 22, 2010 by and between the Company and Lincoln Park (the "Purchase Agreement").

We have examined and relied upon the information set forth in the Registration Statement, Prospectus and such other records, agreements, certificates and documents, and have made legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The opinions expressed herein are limited to matters governed by Nevada law, and we express no opinion with respect to the laws of any other jurisdiction.

ALABAMA •	GEORGIA •	LOUISIANA •	MISSISSIPPI •	TENNESSEE •	WASHINGTON, D.C.

December 23, 2010

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.           The issuance and the terms of the sale of the shares of Common Stock have been duly authorized by the board of directors of the Company in conformity with its restated articles of incorporation, as amended.  When such shares have been duly issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the Purchase Agreement and as contemplated by the Registration Statement and the Prospectus, and, if issued upon the conversion, exchange or exercise of Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Warrant, the shares of Common Stock will be validly issued, fully paid and nonassessable.

2.           The issuance and the terms of the sale of the Warrants have been duly authorized by the board of directors of the Company.  The terms of the Warrants and their issuance and sale have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.  When the Warrants have been duly executed and issued and sold in accordance with the Purchase Agreement and as contemplated by the Registration Statement and the Prospectus, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provision providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent to the filing of this letter as an exhibit to the Company's Current Report of Form 8-K, dated December 23, 2010, and to the reference to this firm under the caption "Legal Matters" in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Very truly yours,

BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC

/s/ Linda Crouch
Linda Crouch, Shareholder